UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 20, 2013

TRUNITY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53601	87-0496850
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

15 Green Street, Newburyport, Massachusetts	01950
(Address of principal executive offices)	(Zip Code)

(978) 255-1988

 (Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

On March 20, 2013, Trunity Holdings, Inc.’s wholly-owned subsidiary Trunity, Inc. (“Trunity”) entered into a transaction pursuant to which the Trunity Platform was selected by the Ukraine Government’s Open World National Project to serve as the foundation for the country’s national educational network for public school students in grades five through nine, representing approximately 1,500,000 students.

In connection with the transaction, Trunity entered into a share purchase agreement and a project agreement providing it with a 15% stake in EDUCOM, a Ukrainian limited liability company (the “JV Company”), and the JV Company entered into a license agreement with Trunity providing the JV Company with a five-year renewable license to use the Trunity Platform in exchange for a license fee of $400,000, of which $100,000 was paid upon signing and the $300,000 balance is expected on or about March 31, 2013. Trunity expects to generate substantial revenue from the Ukrainian joint venture, above and beyond the initial license fee, through the sale of content from the Trunity Knowledge Exchange and from the Ukrainian Knowledge Exchange to be established by Trunity in connection with the venture.

On March 26, 2013, Trunity Holdings, Inc., issued a press release entitled “Ukraine Government Selects Trunity’s Next-Generation Learning Platform for 1.5 Million Grade School Students.” A copy of the press release is attached as Exhibit 99.1 to this Current Report.

ITEM 9.01	Financial Statements and Exhibits.

(c)	Exhibits

	Exhibit 99.1	Trunity Holdings, Inc., press release dated March 26, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUNITY HOLDINGS, INC.

Dated: March 26, 2013	By:	/s/ Terry B. Anderton
Terry B. Anderton
Chief Executive Officer and Chief Financial Officer

Exhibit Index

Exhibit	Description of Document

99.1	Trunity Holdings, Inc., press release, dated March 26, 2013